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                                                                  Exhibit (c)(4)

                  AMENDMENT, dated as of April 30, 1999 (this "Amendment"), to that certain employment agreement, dated as of March 11, 1994 (the "Employment Agreement"), by and between ABR Information Services, Inc., (the "Company") and James E. MacDougald (the "Executive").

                              W I T N E S S E T H:

                  WHEREAS, the Company and the Executive desire to amend the Employment Agreement as provided herein.

                  NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:


                                    ARTICLE I
                                    AMENDMENT


         1.1 A new Section 5(d) of the Employment Agreement is hereby added to read as follows:

         "(d) CONTINUATION OF MEDICAL COVERAGE. In recognition of Executive's prior contributions and service to the Company, and notwithstanding any provision to the contrary in any agreement between the Executive and the Company, the Company shall continue, following the Executive's termination of employment, to keep in full force and effect (or otherwise provide) for the remainder of the Executive's lifetime, all policies of medical insurance with respect to the Executive and his dependents, with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect immediately prior to Executive's date of termination, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Executive's date of termination."


                                   ARTICLE II
                                  MISCELLANEOUS

         2.1 DEFINITIONS. Capitalized terms used in this Amendment and not defined herein shall have the meanings ascribed to such terms in the Employment Agreement.

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         2.2 ENTIRE AGREEMENT; RESTATEMENT. Other than as amended by Article I above, the Employment Agreement shall remain in full force and effect unaffected hereby.

         2.3 GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF
FLORIDA.

         2.4 COUNTERPARTS. For the convenience of the parties hereto, this Amendment may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument and all such counterparts shall together constitute one and the same instrument.

         2.5 EFFECTIVE DATE. This Amendment shall be effective as of the date first above written.



                    IN WITNESS WHEREOF, the parties hereto have executed or caused this Amendment to be executed as of the date first written above.



                                                  ABR INFORMATION SERVICES, INC.




                                                 By: /s/ James P. O'Drobinak
                                                    ----------------------------
                                               Name:  James P. O'Drobinak
                                              Title:  Senior Vice President and
                                                      Chief Financial Officer


                                                     /s/ James E. MacDougald
                                                    ----------------------------
                                                        James E. MacDougald


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